Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Michelle M. LeRoy

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

SECOND QUARTER FFO OF $1.02 PER SHARE

Second Quarter Highlights

•      Increased second quarter FFO to $1.02 per share (diluted) from $0.99 during the first quarter of 2005.  The $1.02 represents an 8.5% increase over the same quarter in 2004, when excluding the One Park incentive fee recognized in 2004.

•      Increased net income available to common stockholders to $1.31 per share (diluted), a 15.9% increase over the same quarter in 2004.

•      Recognized combined same-store GAAP NOI growth of 4.7% during the second quarter, and consolidated same-store NOI growth of 2.4%.

•      Increased average office starting rents to $43.49, representing a 1.7% increase over previously fully escalated rents and continuing the upward trend in rents.

•      Closed on the previously announced acquisition of One Madison Avenue for $918 million, or $650 per square foot, through joint ventures with Gramercy Capital Corp. and Credit Suisse First Boston.

•      Sold 1414 Avenue of the Americas for $60.5 million, or $500 per square foot, resulting in a gain of approximately $35.9 million or $0.79 per share.

•      Acquired the majority ownership interest and control of 19 West 44th Street for approximately $272 per square foot after giving effect to a $7.3 million incentive fee, which was recorded as a reduction in basis.

•      Completed $120.0 million 10-year interest-only mortgage refinancing of 711 Third Avenue at a fixed rate of 4.99% per annum.

•      Issued 30-year $100.0 million Trust Preferred Securities, bearing interest at LIBOR plus 1.25, which were fixed at a rate of 5.61% per annum for the first 10-years.

•      Increased an existing term loan from $100.0 million to $200.0 million while simultaneously reducing the rate to LIBOR plus 125 and extending the maturity through May 2010.

•      Received $1.65 million in dividends from our investment in Gramercy representing an annualized return of 9.3%.

•      Increased occupancy to 95.9% for the portfolio and 96.5% for the combined same-store portfolio.

•      Signed 71 office leases totaling 386,134 square feet during the second quarter.

Summary

New York, NY, July 25, 2005 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $46.4 million, or $1.02 per share for the second quarter ended June 30, 2005, a 1.9% decrease over the same quarter in 2004.  Excluding the incentive fee received in 2004 in connection with the recapitalization of One Park Avenue ($4.3 million or $0.10 per share), FFO increased 8.5% for the second quarter.  The Company also reported FFO of $2.01 per share for the six months ended June 30, 2005, a 7.5% increase over the same period in 2004, which was $1.87 per share.

Net income available to common stockholders was $56.5 million for the second quarter and $79.4 million for the six months ended June 30, 2005, an increase of $11.1 million and $18.0 million over the respective periods in 2004.  The increase was primarily due to acquisitions that closed in 2004 and 2005, including 750 Third Avenue and 485 Lexington Avenue (July 2004), 625 Madison Avenue (October 2004), 28 West 44th Street (February 2005) and One Madison Avenue (April 2005), as well as the gain on sale from 1414 Avenue of the Americas.

All per share amounts are presented on a diluted basis.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Millions except per share)	2005	2004	2005	2004
Funds from operations	$46.4	$44.1	$90.9	$79.1
• per share (diluted)	$1.02	$1.04	$2.01	$1.87
Net income	$56.5	$45.4	$79.4	$61.3
• per share (diluted)	$1.31	$1.13	$1.85	$1.54

Operating and Leasing Activity

For the second quarter of 2005, revenues and EBITDA of $106.1 million and $64.2 million, respectively, increased $23.4 million (or 28%) and $10.2 million (or 19%), respectively, over the same period in 2004, largely due to the new acquisitions described above. Same-store GAAP NOI increased 2.4% to $35.7 million during the second quarter for the wholly-owned properties and 8.5% to $23.0 million for the joint venture properties.

Average starting office rents of $43.49 per rentable square foot for the second quarter represented a 1.7% increase over the previously fully escalated rents.

During the second quarter the Company had a net increase in the size of its portfolio by approximately 1.0 million square feet, which increased total useable square feet under ownership from 17.4 million to 18.4 million square feet. In addition the Company owns 267,000 square feet of office space at One Madison Avenue, which it intends to convert into residential condominiums.  Occupancy for the portfolio increased from 95.7% at

March 31, 2005 to 95.9% at June 30, 2005.  During the quarter, the Company signed 75 leases totaling 387,313 square feet with 71, and 386,134 square feet, representing office leases.

Significant leasing activities during the second quarter included:

•      71 office leases totaling approximately 386,134 square feet were signed, representing a significant increase in the average size lease when compared to 70 office leases totaling 342,000 square feet signed during the same period in 2004.

•      New lease with Omnicom Group for approximately 33,000 square feet at 220 East 42nd Street.

•      Renewal of Solomon-Page Group for approximately 36,000 square feet at 1140 Avenue of the Americas.

•      Renewal of Morgan Stanley & Co., Incorporated for approximately 95,000 square feet at 1221 Avenue of the Americas.

Real Estate Investment Activity

During the second quarter of 2005, the Company announced acquisitions totaling approximately $1.0 billion and dispositions totaling approximately $60.5 million.

Investment activity announced during the second quarter included:

•      Acquisition of the fee interest in One Madison Avenue from Metropolitan Life Insurance Company (MetLife) for $918.0 million (excluding transaction costs). One Madison Avenue consists of two contiguous buildings - the South Building and the North Tower - totaling approximately 1.4 million square feet. The South Building, which consists of approximately 1.2 million square feet, was acquired, pursuant to a joint venture agreement with Gramercy Capital Corp., for $803.0 million. SL Green owns a 55% interest in the joint venture. The building is 95.5% net leased to Credit Suisse First Boston, or CSFB, through 2020. The North Tower, which consists of 267,000 square feet and is zoned for residential and office use, was acquired for $115.0 million. SL Green and CSFB currently intend to physically separate the South Building and the North Tower and convert the North Tower to residential condominium units. SL Green and CSFB will share in the profits of the residential component. The South Building acquisition was funded by a $690.0 million 15-year mortgage with a fixed interest rate of 5.91 percent per annum. The North Tower acquisition was funded by a $115.0 million two-year loan with an interest rate of 275 basis points over the 30-day LIBOR. Approximately $98.0 million was drawn at closing.

•      Acquisition of partnership interest in 19 West 44th Street from its partner, the City Investment Fund, or CIF, resulting in majority ownership and control of the property. The transaction valued the property at $91.2 million.  Pursuant to the terms of the initial joint venture agreement, SL Green would have been entitled to an incentive fee of approximately $7.3 million upon a sale of the property. With the interests being acquired by SL Green, the incentive fee income will be deferred and reflected as a reduction to the Company’s basis in the property to approximately $79.2 million, or $272 per square foot. In addition, SL Green originated a loan secured by CIF’s remaining ownership stake. CIF also granted SL Green an option to purchase CIF’s remaining equity interest.

•      Sale of the fee interest in 1414 Avenue of the Americas for $60.5 million, or approximately $500 per square foot. The property is approximately 121,000 square feet. The Company recognized a gain on sale of approximately $35.9 million.  The sale was effectuated through a reverse 1031 exchange with 625 Madison Avenue, which resulted in substantially all of the taxable gain on sale being deferred.

Financing and Capital Activity

•      In June 2005, the Company completed a $120.0 million 10-year interest-only mortgage refinancing of the property located at 711 Third Avenue. The mortgage bears interest at a fixed rate of 4.99% per annum. The refinancing proceeds were used to pay down the Company’s unsecured revolving line of credit.

•      In June 2005, the Company issued $100.0 million of Trust Preferred Securities, which are reflected on the balance sheet at June 30, 2005 as Junior Subordinate Deferrable Interest Debentures. The proceeds were used to repay the Company’s unsecured revolving credit facility.  The $100.0 million of junior subordinate deferred interest debentures have a 30-year term ending July 2035.  They bear interest at a fixed rate of 5.61% for the first 10 years ending July 2015. Thereafter, the rate will float at three month LIBOR plus 1.25%. The securities are redeemable at par beginning in July 2010.

•      In May 2005, the Company increased an existing term loan from $100.0 million to $200.0 million while simultaneously reducing the interest rate by 25 basis points to LIBOR plus 125.  The maturity was also extended through May 2010.

Structured Finance Activity

The Company’s structured finance investments totaled $396.9 million on June 30, 2005, a net increase of $21.8 million from March 31, 2005. The structured finance investments currently have a weighted average maturity of 6.6 years.  The weighted average yield for the quarter ended June 30, 2005 was 10.27%, down slightly from 10.43% for the quarter ended March 31, 2005.

Investment In Gramercy Capital Corp.

Fees earned from various agreements between the Company and Gramercy Capital Corp. (NYSE: GKK) totaled approximately $1.9 million for the quarter ended June 30, 2005.  The Company’s share of FFO generated from its investment of 4.7 million shares in Gramercy totaled approximately $2.2 million for the quarter ended June 30, 2005.

Dividends

During the second quarter of 2005, the Company declared dividends as follows:

•      $0.54 per common share. Dividends were paid on July 15, 2005 to stockholders of record on the close of business on June 30, 2005.

•      $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period April 15, 2005 through and including July 14, 2005. Dividends were paid on July 15, 2005 to stockholders of record on the close of business on June 30, 2005. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, July 26, 2005 at 2:00 p.m. EDT to discuss second quarter financial results. The conference call may be accessed by dialing (800) 218-0713 Domestic or (303) 262-2194 International. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com.

A replay of the call will be available through Tuesday, August 2, 2005 by dialing (800) 405-2236 Domestic or (303) 590-3000 International, using pass code 11033757.

Supplemental Information

The Supplemental Package outlining second quarter 2005 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. As of June 30, 2005, the Company owned 29 office properties totaling 18.4 million square feet. The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 6 and 8 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Rental revenue, net	$74,097	$57,648	$144,652	$113,346
Escalations & reimbursement revenues	13,674	9,526	25,308	18,563
Preferred equity investment income	2,946	2,137	4,985	6,182
Investment income	8,979	6,422	18,086	16,204
Other income	6,396	6,978	13,915	9,443
Total revenues	106,092	82,711	206,946	163,738

Equity in net income from unconsolidated joint ventures	13,334	10,834	25,393	21,384

Expenses:
Operating expenses	23,982	20,114	48,581	41,218
Ground rent	4,912	3,866	9,427	7,732
Real estate taxes	15,773	11,161	30,229	22,323
Marketing, general and administrative	10,594	4,467	18,832	15,370
Total expenses	55,261	39,608	107,069	86,643

Earnings Before Interest, Depreciation and Amortization (EBITDA)	64,165	53,937	125,270	98,479
Interest expense	19,479	14,310	36,674	28,871
Depreciation and amortization	15,816	11,851	30,650	23,537
Net income from Continuing Operations	28,870	27,776	57,946	46,071
Income from Discontinued Operations, net of minority interests	95	1,594	474	3,106
Gain on sale of Discontinued Operations, net of minority interests	33,864	—	33,846	—
Equity in net gain on sale of interest in unconsolidated joint ventures	—	22,012	—	22,012
Minority interests	(1,390)	(2,551)	(2,949)	(3,403)
Preferred stock dividends	(4,969)	(3,446)	(9,938)	(6,446)
Net income available to common shareholders	$56,470	$45,385	$79,379	$61,340
Net income per share (Basic)	$1.35	$1.18	$1. 91	$1.60
Net income per share (Diluted)	$1.31	$1.13	$1.85	$1.54
Funds From Operations (FFO)
FFO per share (Basic)	$1.05	$1.08	$2.06	$1.95
FFO per share (Diluted)	$1.02	$1.04	$2.01	$1.87
FFO Calculation:
Net income from continuing operations	$28,870	$27,776	$57,946	$46,071
Add:
Depreciation and amortization	15,816	11,851	30,650	23,537
FFO from Discontinued Operations	101	3,151	613	6,116
Joint venture FFO adjustment	7,651	5,780	13,733	11,780
Less:
Dividend on perpetual preferred stock	(4,969)	(3,446)	(9,938)	(6,446)
Amortization of deferred financing costs and depreciation of non-real estate assets	(1,097)	(966)	(2,071)	(1,922)
FFO before minority interests – BASIC and DILUTED	$46,372	$44,146	$90,933	$79,136
Basic ownership interest
Weighted average REIT common shares for net income per share	41,790	38,638	41,547	38,308
Weighted average partnership units held by minority interests	2,513	2,225	2,522	2,255
Basic weighted average shares and units outstanding for FFO per share	44,303	40,863	44,069	40,563
Diluted ownership interest
Weighted average REIT common share and common share equivalents	42,992	40,231	42,791	39,960
Weighted average partnership units held by minority interests	2,513	2,225	2,522	2,255
Diluted weighted average shares and units outstanding	45,505	42,456	45,313	42,215

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$264,696	$206,824
Buildings and improvements	1,301,193	1,065,654
Building leasehold and improvements	471,723	471,418
Property under capital lease	12,208	12,208
	2,049,820	1,756,104
Less accumulated depreciation	(192,249)	(176,238)
	1,857,571	1,579,866
Cash and cash equivalents	1,978	35,795
Restricted cash	62,136	56,417
Tenant and other receivables, net of allowance of $10,353 and $8,921 in 2005 and 2004, respectively	18,011	15,248
Related party receivables	3,978	5,027
Deferred rents receivable, net of allowance of $8,103 and $6,541 in 2005 and 2004, respectively	70,064	61,302
Structured finance investments, net of discount of $1,583 and $1,895 in 2005 and 2004, respectively	396,862	350,027
Investments in unconsolidated joint ventures	638,336	557,089
Deferred costs, net	60,700	47,869
Other assets	45,209	43,241
Total assets	$3,154,845	$2,751,881
Liabilities and Stockholders’ Equity
Mortgage notes payable	$770,023	$614,476
Revolving credit facilities	98,730	110,900
Term loans	525,000	425,000
Derivative instruments at fair value	1,078	1,347
Accrued interest payable	6,909	4,494
Accounts payable and accrued expenses	66,759	72,298
Deferred revenue/gain	16,406	18,648
Capitalized lease obligations	16,166	16,442
Deferred land lease payable	16,043	15,723
Dividend and distributions payable	28,122	27,553
Security deposits	23,588	22,056
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	—
Total liabilities	1,668,824	1,328,937
Commitments and contingencies	—	—
Minority interest in partially owned entities	724	509
Minority interest in operating partnership	76,061	74,555
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at June 30, 2005 and December 31, 2004, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 and none issued and outstanding at June 30, 2005 and December 31, 2004, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 41,830 and 40,876 issued and outstanding at June 30, 2005 and December 31, 2004, respectively	418	409
Additional paid - in capital	949,619	917,613
Deferred compensation plan	(20,719)	(15,273)
Accumulated other comprehensive income	6,118	5,647
Retained earnings	225,498	191,182
Total stockholders’ equity	1,409,236	1,347,880
Total liabilities and stockholders’ equity	$3,154,845	$2,751,881

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2005	2004
Operating Data: (1)
Net rentable area at end of period (in 000’s)	18,425	15,444
Portfolio percentage leased at end of period	95.9%	96.4%
Same-Store percentage leased at end of period	96.5%	96.6%
Number of properties in operation	29	27

Office square feet leased during quarter (rentable)	386,134	341,730
Average mark-to-market percentage-office	1.7%	(1.6)%
Average starting cash rent per rentable square foot-office	$43.49	$32.43

(1)  Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Earnings before interest, depreciation and amortization (EBITDA):	$64,165	$53,937	$125,270	$98,479
Add:
Marketing, general & administrative expense	10,594	4,467	18,832	15,370
Operating income from discontinued operations	117	3,413	801	6,619
Less:
Non-building revenue	(18,321)	(15,536)	(36,988)	(31,828)
Equity in net income from joint ventures	(13,334)	(10,834)	(25,393)	(21,384)
GAAP net operating income (GAAP NOI)	43,221	35,447	82,522	67,256

Less:
Operating income from discontinued operations	(117)	(3,413)	(801)	(6,619)
GAAP NOI from other properties/ affiliates	(7,378)	2,852	(11,140)	6,058
Same-Store GAAP NOI	$35,726	$34,886	$70,581	$66,695

*  See page 6 for a reconciliation of FFO and EBITDA to net income.